AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000
                                                  REGISTRATION NO. 33-______
==============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    -----------------------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                    -----------------------------------

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
           (Exact name of registrant as specified in its charter)

           DELAWARE                                       13-3386485
 (State or other jurisdiction or                        (I.R.S. Employer
incorporation or organization)                       Identification Number)

                              711 FIFTH AVENUE
                                 11TH FLOOR
                          NEW YORK, NEW YORK 10022
                               (212) 833-6200
           (Address of registrant's principal executive offices)

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         DEFERRED COMPENSATION PLAN

                               JOHN J. WALKER
        SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                              711 FIFTH AVENUE
                                 11TH FLOOR
                          NEW YORK, NEW YORK 10022
                               (212) 833-6200
         (Name, address, and telephone number of agent for service)

                                            CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                               PROPOSED
                                                               MAXIMUM           PROPOSED
                                                               OFFERING          MAXIMUM
       TITLE OF SECURITIES                  AMOUNT TO BE       PRICE PER        AGGREGATE            AMOUNT OF
       TO BE REGISTERED (1)                  REGISTERED        SHARE (2)      OFFERING PRICE (2)  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations           $2,365,000         100%           $2,365,000           $624.36
=====================================================================================================================


(1) The Deferred Compensation Obligations are unsecured obligations of Loews Cineplex Entertainment Corporation to pay deferred compensation in the future in accordance with the terms of the Loews Cineplex Entertainment Corporation Deferred Compensation Plan.

(2)  Pursuant  to  Rule  457(h),   estimated  solely  for  the  purpose  of
     calculating the registration fee.

                                   PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register certain deferred compensation obligations issuable pursuant to the Loews Cineplex Entertainment Corporation Deferred Compensation Plan. The documents containing information specified by Part I of this Registration Statement will be sent or given to participants in the plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act. Such document(s) are not required to be filed with the SEC but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                  PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of Documents by Reference

     Loews Cineplex Entertainment Corporation (the "Company" or "Loews Cineplex") files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

     The SEC allows the Company to "incorporate by reference" information into this Registration Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that the Company files with the SEC will automatically update this Registration Statement. The Company incorporates by reference the following documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

          (1) The Company's Annual Report on Form 10-K for the year ended February 28, 1999 filed with the SEC on May 27, 1999;

          (2) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 1999 and August 31, 1999 filed with the SEC on July 8, 1999 and September 30, 1999; and

          (3) The description of the Company's Capital Stock contained in the Company's Registration Statement on Form S-1 filed with the SEC on July 29, 1998.

     Item 4.   Description of Securities

     The following discussion of the Loews Cineplex Entertainment Corporation Deferred Compensation Plan is not a complete legal description of the plan or of the deferred compensation obligations of the Company to participants in the plan, and is qualified in its entirety by the full text of the plan. The filing of this Registration Statement on Form S-8 is not, and should not be construed as, an admission that the deferred compensation obligations constitute securities as defined by any applicable federal, state or local law, or that registration of such obligations is required under any such law.

     The plan is a nonqualified deferred compensation plan maintained primarily for providing benefits to a select group of management or highly compensated employees. The plan is unfunded, and amounts credited to participant accounts are generally payable out of the funds of the Company, and are subject to all the risks of the Company's business. Participants in the plan are unsecured general creditors of the Company with regard to amounts credited to the participant accounts.

     Under the plan, participants may elect to have the Company defer up to 50% of their regular salary and up to 100% of their bonus each year that they participate in the plan. Separate salary and bonus deferral elections are required for each year. Amounts deferred by a participant plus interest are maintained in a bookkeeping account established by the Company. Interest will be credited to these accounts each December 31.

     The election to defer salary for a calendar year must be filed by the preceding December 31. The salary deferral election must specify a dollar amount. There is a minimum salary deferral amount of $5,000. The salary deferral amount will be withheld from current pay in substantially equal installments over the full year.

     Participants must file the election to defer bonus for a fiscal year beginning March 1 by the next following May 31 (December 31st for 1998 and 1999). A participant's elections may be expressed as either a specific dollar amount, a percentage of a defined dollar amount or the amount of bonus in excess of a stated dollar amount received as a bonus. There is a minimum bonus deferral amount of $5,000.

     The interest rate for a year will be set by the Company prior to the beginning of the year, and is based on the published prime rate of a major financial institution, as of the preceding December 1. The interest rate will equal the institution's published rate minus 100 basis points, with a minimum interest rate of 5%. All compensation deferred during the year will be credited interest beginning on the date on which the amount would have been paid if it had not been deferred. Payments made during the year will be credited with interest through the date of payment.

     When a participant elects to defer salary or bonus, he or she will also elect when and in what form the deferred amounts, plus interest, are to be paid. Each year's deferral elections will provide for a payout method to be specified. Thus, the participant may have different payout methods that apply to different years' deferrals on or beginning on any January 1 following the year of deferral. For purposes of salary deferral, the year of deferral will be the calendar year in which the salary would otherwise have been paid. For purposes of bonus deferral, the year of deferral will be the year in which the performance period ends (or for any bonus based on a calendar year, the year in which such bonus would have been paid). Separate elections are required for the salary and bonus deferrals. If a participant does not elect a specific payment date, the deferred amounts, plus interest, will be paid following the Participant's termination from employment with the Company.

     Payment of the deferred amounts, plus interest, may be made in a lump sum or in 5 to 10 annual installments beginning on the January 1 specified in the participant's deferral election form. The unpaid account balance will continue to be credited with interest during the installment payout period. Upon a participant's termination of employment with the Company other than by reason of death, disability or retirement, his or her payment elections are cancelled and any deferred amounts, plus interest, will be paid in a lump sum as soon as practicable.

     A participant may also elect different methods for payment upon death, disability or retirement. Participants may elect that amounts otherwise payable on or beginning on a future January 1 will, instead, become payable as soon as practicable after the specified event of termination. Participants also may elect that the amounts otherwise payable in installments will, instead, be paid as a lump sum. Upon the death of a participant before his or her entire account is distributed, the participant's beneficiary will receive the unpaid deferred compensation account balance, as directed by the participant in his or her deferral election form.

     Participants may elect to withdraw deferred amounts, plus interest, prior to the payment date elected. However, such withdrawals are subject to a penalty of 10% of the amount withdrawn. No more than one withdrawal may be made in any year.

     In the event steps are taken to effectuate a change of control of the Company, the Company will establish an irrevocable grantor trust and make a contribution to the trust in an amount equal to the sum of all of the participants' account balances under the plan. If the change in control does not occur, the assets contributed to the trust, to the extent not paid to participants, will be returned to the Company.

     A participant's benefit under the plan may not be assigned or pledged to secure any borrowing or other indebtedness. If a participant is indebted to the Company at his or her termination of employment, or when the deferral period would otherwise end, the Company has the right to offset the participant's account against amounts owed to the Company if the participant expressly agrees in writing to the offset.

     The  Company  reserves  the  right  to amend or  terminate  the  plan.
However, no amendment or termination can reduce any amounts previously credited to a participant's account under the plan, or subject any such amounts to forfeiture. If the Company terminates the plan, compensation will prospectively cease to be deferred.

     The plan is administered by a benefits committee comprised of members appointed by the Company's Board of Directors. The committee has the authority and discretion to make all determinations and interpretations necessary for administering the plan. The committee's determinations and interpretations are binding on the Company and all participants and beneficiaries.

     Item 5.   Interests of Named Experts and Counsel

     Not applicable.

     Item 6.   Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement for specified actions, suits and proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation. A corporation may also indemnify directors, officers and employees for any criminal action or proceeding, if the director, officer or employee had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred for the defense or settlement of the action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article VIII of the Company's Amended and Restated Certificate of Incorporation requires Loews Cineplex to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than a derivative action, by reason of the fact that he or she is or was a director or officer of Loews Cineplex, or, while a director or officer of Loews Cineplex, is or was serving at the request of Loews Cineplex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her for the action if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Loews Cineplex, and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 102(b)(7) of the Delaware statute permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for

          o any breach of the director's duty of loyalty to the corporation or its stockholders,

          o  acts  or  omissions   not  in  good  faith  or  which  involve
     intentional misconduct or a knowing violation of law,

          o payment of unlawful dividends or unlawful stock purchases or redemptions, or

          o any transaction from which the director derived an improper personal benefit.

     Article IX of the amended certificate of incorporation provides that to the fullest extent that the Delaware statute permits the limitation or elimination of the liability of directors, a director of Loews Cineplex will not be liable to Loews Cineplex or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of, or adoption of any provision of the Company's amended certificate of incorporation inconsistent with, Article IX may not adversely affect any right or protection of a director of Loews Cineplex for any acts or omissions of the director occurring prior to the amendment or repeal. Loews Cineplex has entered into indemnification agreements with its directors and officers. These agreements provide, in general, that Loews Cineplex will indemnify the directors and officers for all amounts paid in settlement, or assessed against, the directors and officers arising out of the service of the directors and officers as a director or officer of Loews Cineplex or its affiliates to the extent permitted by Delaware law. Each indemnification agreement terminates upon the later of (a) 10 years after the director or officer ceases to be an officer or director of Loews Cineplex and (b) one year after the final termination of all pending or threatened proceedings for which the director or officer is or may be entitled to indemnification under the agreement.

     Loews Cineplex maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of Loews Cineplex and its subsidiaries, of certain losses of these persons arising from claims, including claims arising under the Securities Act, for acts or omissions by these persons while acting as directors or officers of Loews Cineplex and/or its subsidiaries. Insofar as limitations of, or indemnification for, liabilities arising under the Securities Act may be permitted for directors and executive officers under these provisions, the Company understands that, in the opinion of the SEC, the limitations of, and indemnification for, liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Item 7.   Exemption from Registration Claimed

     Not applicable.

     Item 8.   Exhibits

EXHIBIT NO.              DESCRIPTION OF EXHIBIT
-----------              ----------------------

4.1     --               Amended and Restated Certificate of Incorporation
                         of the Company filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998, as amended, and incorporated herein by reference.

4.2     --               Amended and Restated Bylaws of the Company filed
                         as Exhibit 3.2 to the Company's Registration
                         Statement on Form S-1/A filed with the SEC on June
                         29, 1998, and incorporated herein by reference.

4.3*    --               Loews Cineplex Entertainment Corporation Deferred
                         Compensation Plan.

5.1*    --               Opinion of Fried, Frank, Harris, Shriver &
                         Jacobson.

23.1*   --               Consent of PricewaterhouseCoopers LLP (independent
                         public accountants).

23.2    --               Consent of Fried, Frank, Harris, Shriver &
                         Jacobson (included on Exhibit 5.1 hereto).

24      --               Power of Attorney (included on signature pages).

------------------------
     *  filed herewith

     Item 9.   Undertakings

     The Company hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 9, 2000.

                                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION


                                   /s/ John J. Walker
                                   ------------------------------------
                                   By:  John J. Walker
                                        Senior Vice President, Chief
                                        Financial Officer and Treasurer


                             POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS:

     That each of the undersigned officers and directors of Loews Cineplex Entertainment Corporation, a Delaware corporation, hereby constitutes and appoints John C. McBride, Jr. and John J. Walker as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any additional registration statements pursuant to Instruction E to Form S-8 and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date of the filing of this Registration Statement.



           Signature                                        Title
           ---------                                        -----

/s/ Lawrence J. Ruisi                           President, Chief Executive
--------------------------------                Officer and Director
Lawrence J. Ruisi


/s/ John J. Walker                              Senior Vice President, Chief
--------------------------------                Financial Officer and
John J. Walker                                  Treasurer


/s/ Joseph Sparacio                             Vice President, Finance and
--------------------------------                Controller
Joseph Sparacio


/s/ George A. Cohon                             Director
--------------------------------
George A. Cohon



--------------------------------                Director
Nora Ephron


                                                Director
--------------------------------
Mel Harris


/s/ Marinus N. Henny
--------------------------------                Director
Marinus N. Henny


/s/ Ronald N. Jacobi                            Director
--------------------------------
Ronald N. Jacobi


/s/ Allen Karp                                  Director
--------------------------------
Allen Karp


/s/ Ernest Leo Kolber                           Director
--------------------------------
Ernest Leo Kolber


/s/ Kenneth Lemberger                           Director
--------------------------------
Kenneth Lemberger


                                                Director
--------------------------------
Ron Meyer


                                                Director
--------------------------------
Yuki Nozoe


/s/ Karen Randall                               Director
--------------------------------
Karen Randall


/s/ Hellene Runtagh                             Director
--------------------------------
Hellene Runtagh


                                                Director
--------------------------------
Howard Stringer


/s/ William A. Sutman                           Director
--------------------------------
William A. Sutman



/s/ Mortimer B. Zuckerman                       Director
--------------------------------
Mortimer B. Zuckerman

                             INDEX TO EXHIBITS

EXHIBIT NO.              DESCRIPTION OF EXHIBIT
-----------              ----------------------

4.1      --              Amended and Restated Certificate of Incorporation
                         of the Company filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998, as amended, and incorporated herein by reference.

4.2      --              Amended and Restated Bylaws of the Company filed
                         as Exhibit 3.2 to the Company's Registration
                         Statement on Form S-1/A filed with the SEC on June
                         29, 1998, and incorporated herein by reference.

4.3*     --              Loews Cineplex Entertainment Corporation Deferred
                         Compensation Plan.

5.1*     --              Opinion of Fried, Frank, Harris, Shriver &
                         Jacobson.

23.1*    --              Consent of PricewaterhouseCoopers LLP (independent
                         public accountants).

23.2     --              Consent of Fried, Frank, Harris, Shriver &
                         Jacobson (included on Exhibit 5.1 hereto).

24       --              Power of Attorney (included on signature pages).

----------------------------
    * filed herewith